Exhibit 99.1

          InterDigital Issues Revenue Guidance for Fourth Quarter 2006

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Dec. 5, 2006--InterDigital Communications Corporation (NASDAQ:IDCC) today announced that it expects total fourth quarter 2006 revenue to be in the range of approximately $62 million to $63 million. This range does not include any potential positive impact of either new agreements that may be signed during fourth quarter 2006 or additional royalties (based on current or past sales) identified in audits regularly conducted by the company. Expected revenues for fourth quarter 2006 include the following approximate amounts:

    -- $48 million to $48.5 million of recurring patent license royalty revenue from existing licensees,

    -- $12.5 million associated with the second quarter 2006 resolution of patent licensing matters with Nokia, and

    -- $1.5 million to $2 million of revenue related to technology solution agreements.

    "The level of recurring patent licensing royalties revenues for fourth quarter 2006 reflects the adverse impact on some of our licensees of delays in 3G handset purchases during third quarter 2006(1) in Japan as customers awaited the launch of both mobile number portability(2) and several new handset model introductions," noted Richard Fagan, InterDigital's Chief Financial Officer. "Many analysts expect that the launch of number portability and new handset introductions in fourth quarter 2006 will stimulate market growth in Japan. As such, we anticipate that first quarter 2007 recurring royalty revenues related to our licensees' sales in Japan should be higher than fourth quarter 2006."

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. For more information, visit the InterDigital website: www.interdigital.com.

    This press release contains forward-looking statements regarding our current beliefs and expectations as to fourth quarter 2006 revenue, including revenues from Nokia, recurring patent licensing royalties and revenues from technology solution agreements, and first quarter 2007 recurring royalty revenue from sales in Japan. Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, the receipt of additional royalty reports from current licensees, new license agreements, unanticipated revisions to our expectations as to our progress toward completion of our technology solution agreements, as well as market conditions in Japan being different from the market conditions underlying our expectations.



InterDigital is a registered trademark of InterDigital Communications
                             Corporation.


    (1) The company recognizes a significant portion of its per-unit recurring patent licensing royalties on a one quarter lag basis.

    (2) Mobile Number Portability (MNP) is the industry agreed process by which a customer can switch from one network operator to another and take their existing mobile number with them. In Japan, MNP was launched in October 2006.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Jack Indekeu, +1 610-878-7800
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, +1 610-878-7800
             janet.point@interdigital.com